Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Streamline Health Solutions, Inc.

(Exact Name of Each Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	—	—	—	—	—	—	—	—	—	—
Fees to Be Paid	Equity	Preferred Stock	—	—	—	—	—		—	—	—	—
Fees to Be Paid	Equity	Warrants	—	—	—	—		—	—	—	—	—
Fees to Be Paid	Equity	Units	—	—	—	—	—	—	—	—	—	—
Fees to Be Paid	Unallocated Shelf	(1)	Rule 457(o)	(1)	—	$25,000,000	0.0000927	$2,317.50	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$25,000,000		$2,317.50
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$2,317.50

(1)	The amount to be registered consists of up to $25,000,000 of an indeterminate amount of common stock, preferred stock, warrants and/or units. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares of the Registrant’s common stock, $0.01 per share (the “Common Stock”), offered hereby also include such presently indeterminate number of shares of the Common Stock as a result of stock splits, stock dividends or similar transactions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities.

(2)	The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended.